Exhibit 10.1

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of June 15, 2004, by and between MERCHANT INTERNET GROUP, INC., a Delaware corporation ("Seller"), and SHOWTIMES.COM, INC., a Florida corporation ("Purchaser").

                                   BACKGROUND

         As only a portion of the operations of Seller, Seller is engaged, through its Front Row Marketing division, in the business of providing a weekly or more frequently delivered movie show times (and related content) email newsletter to patrons of movie theatres (the "Business"). Purchaser desires to acquire, and Seller desires to sell to Purchaser, certain of Seller's customer contracts related to the operation of the Business.

         NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the parties hereby agree as follows:

                         ARTICLE I - PURCHASE AND SALE

         1.1 Agreement to Sell and Purchase. At the Closing, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller's right, title and interest on the Closing Date in, to and under the following assets (the "Purchased Assets"):

             1.1.1 Business Contracts. All right, title and interest of Seller in, to and under the contracts, agreements, commitments, arrangements or undertakings of the Business set forth on Exhibit 1.1.1 (collectively, the "Business Contracts") but excluding the accounts receivable of the Business due under the Business Contracts as of the Closing Date;

             1.1.2 Records. All information, databases, ledgers, files, records, lists, data, materials, telephone numbers, facsimile numbers, addresses and internet addresses, whether in tangible, electronic or other form, which pertain to the Business, including without limitation, the customers party to the Business Contracts;

             1.1.3 Business Name. To the extent of Seller's interest therein, the name "Front Row Marketing";

             1.1.4 URLs. Seller's URLs for those of its websites used only in connection with the Business, as set forth on Exhibit 1.1.4;

             1.1.5 Toll free Telephone Number. The number 888-866-3765 used in connection with the Business; and

             1.1.6 Other Intellectual Property Rights. All other non-patent intellectual property rights, including trademarks and service marks, and the


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goodwill associated with the Business, and all rights thereunder, remedies against infringement thereof, and rights to protection of such interests therein under the laws of all jurisdictions.

         1.2 Assumption of Liabilities. At the Closing, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, all liabilities and obligations arising on and after the Closing Date under the Business Contracts (the "Assumed Liabilities"). Except for the Assumed Liabilities, Purchaser shall not assume or have any responsibility for any debt, liability, obligation or commitment of any nature, whether now or hereafter existing, absolute, contingent or otherwise, known or unknown, relating to Seller, the Purchased Assets or the Business; provided, however, that Purchaser acknowledges and agrees that it shall be solely responsible for the liabilities and obligations incurred or undertaken by Purchaser in connection with the Business Contracts and otherwise with respect to its operation of the Business after the Closing Date.

         1.3 Purchase Price. The purchase price (the "Purchase Price") paid by Purchaser to Seller for the Purchased Assets shall be the assumption of the Assumed Liabilities plus $300,000 payable in the form of in that number of the shares of the common stock, par value $0.01 per share (the "Common Stock"), of Hollywood Media Corp., a Florida corporation and the parent company of Purchaser ("Hollywood Media"), determined by dividing $300,000 by the Per Share Price (as defined in Article XI) for the Common Stock as of the close of business on date that is four business days prior to the Closing Date. Purchaser shall cause Hollywood Media to issue the Common Stock as follows:

             1.3.1 Hollywood Media shall issue to Seller that number of shares of Common Stock with an aggregate value (based on the Per Share Price) of $50,000 (rounded down to the nearest whole multiple of the Per Share Price) and delivered such shares to Broad and Cassel, as escrow agent (the "Escrow Agent") under the Escrow Agreement to be entered into among the parties in the form of
Exhibit 1.3 (the "Escrow Agreement") (such shares are referred to herein as the "Escrowed Shares"). Within fifteen (15) days after expiration of the ninety (90) day period commencing on the Closing Date (the "Relevant Period"), Purchaser shall deliver to Seller and the Escrow Agent a written notice setting forth the gross revenues generated by the Business during the Relevant Period, which notice shall be certified as accurate and complete by a duly authorized officer of Purchaser (the "Revenue Notice"). In the event that the Revenue Notice reflects gross revenues greater than or equal to seventy-five percent (75%) or greater of the revenues generated by the Business during the ninety (90) period preceding the Closing Date (being $29,941.65) (the "Revenue Threshold"), Purchaser shall cause the Escrow Agent to deliver the Escrowed Shares to Seller within five (5) days after delivery of the Revenue Notice. In the event that the gross revenues set forth in the Revenue Notice are less than the Revenue Threshold, Purchaser shall instead cause the Escrow Agent to release to Seller


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that number of the Escrowed Shares determined by reducing the total number thereof by the same percentage reduction in gross revenues set forth in the Revenue Notice as compared to the Revenue Threshold and to release the remainder to Hollywood Media for cancellation. Any fractional shares resulting from such reduction shall be rounded up to the nearest whole share for purposes of the amount released to Seller. In addition, but only if the Escrowed Shares are not subject to any lien or pledge in favor of any third party, any claims for indemnity by Purchaser pursuant to Section 8.3 shall be first satisfied from the Escrowed Shares. Seller and Purchaser acknowledge that the Escrow Agent is acting as legal counsel to Purchaser for purposes of the transactions contemplated hereby. Seller and Purchaser consent to such counsel acting as Escrow Agent and do hereby waive any conflict of interest resulting therefrom and agree to indemnify Escrow Agent in the exercise of its obligations to the extent provided in the Escrow Agreement.

             1.3.2 Hollywood Media shall issue the remaining shares of Common Stock in the name of Seller and deliver the same to Seller at Closing.

Seller acknowledges and agrees that the certificates representing the shares of Common Stock hereunder shall bear the following legend:

         The shares of stock represented by this Certificate have been acquired directly or indirectly from the Issuer or an affiliate of the Issuer without being registered under the Securities Act of 1933, as amended (the "Act"), or the securities laws of any state or other jurisdiction, including the Florida Securities Act, and are restricted securities as that term is defined in Rule 144 promulgated under the Act. These shares may not be sold or transferred unless registered under such Act and the securities laws of applicable states and other jurisdictions or unless any request for any such sale or transfer is accompanied by a favorable opinion of counsel reasonably satisfactory to the Issuer, stating that such sale or transfer will not result in a violation of such laws.

Purchaser acknowledges that Seller intends to pledge the Common Stock as collateral for a loan to be received from a financial institution or other lender and, in connection with such pledge, the financial institution or other lender will acknowledge that the shares of Common Stock are restricted securities under Rule 144 promulgated under the Securities Act. Accordingly, Seller will advise and cause such financial institution or other lender to agree that in exercising its rights under such pledge it must either comply with the applicable provisions of the Securities Act or must provide an opinion of counsel satisfactory to Hollywood Media that any such exercise will not violate the Securities Act.

                              ARTICLE II - CLOSING

         2.1 Closing. The purchase and sale provided for in this Agreement (the "Closing") shall take place at the offices of Seller's counsel at Miller,


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Canfield, Paddock and Stone, P.L.C., 101 North Main Street, 7th Floor, Ann
Arbor, Michigan, at 10:00 a.m. (local time) on June 18, 2004, unless Purchaser and Seller otherwise agree. Subject to the provisions of Article X, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.1 shall not result in the termination of this Agreement and shall not relieve any party of any obligation under this Agreement. In such a situation, the Closing shall occur as soon as practicable, subject to Article X.

         2.2 Items to be Delivered at the Closing. At the Closing and subject to the terms and conditions of this Agreement:

             2.2.1 Deliveries by Seller. Seller shall deliver to Purchaser:

                   (a) The Bill of Sale and Assignment of Contract Rights executed by Seller in substantially the form attached as Exhibit 2.2.1(a) (the "Bill of Sale");

                   (b) The Assignment and Assumption Agreement executed by Seller in substantially the form attached as Exhibit 2.2.1(b) (the "Assignment and Assumption Agreement");

                   (c) The Non-Competition Agreement executed by Seller in substantially the form attached as Exhibit 2.2.1(c) (the "Non-Competition Agreement");

                   (d) The Service Agreement executed by Seller in substantially the form attached as Exhibit 2.2.2(d) (the "Service Agreement");

                   (e) The Escrow Agreement executed by Seller;

                   (f) All third-party consents necessary to transfer to Purchaser Seller's right, title and interest in and to the Business Contracts as of the Closing Date to the extent obtained by Seller prior to the Closing Date;

                   (g) A certificate executed by Seller certifying as to the matters set forth in Sections 6.1 and 6.2; and

                   (h) Such other documents, certificates, affidavits and instruments as are required by this Agreement or reasonably requested by Purchaser.

             2.2.2 Deliveries by Purchaser.  Purchaser shall deliver to Seller:

                   (a) duly issued stock certificates representing that number of shares of Common Stock determined pursuant to Section 1.3 (subject to the delivery of the Escrowed Shares into escrow pursuant to Section 1.3(a));

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                   (b) The Assignment and Assumption Agreement executed by
Purchaser;

                   (c) The Non-Competition Agreement executed by Purchaser;

                   (d) The Service Agreement executed by Purchaser;

                   (e) The Escrow Agreement executed by Purchaser;

                   (f) A certificate executed by Purchaser certifying as to the matters set forth in Sections 7.1 and 7.2; and

                   (g) Such other documents, certificates, affidavits and instruments as are required by this Agreement or reasonably requested by Seller.

         2.3 Third-Party Consents. To the extent Seller's rights under any of the Business Contracts to be assigned to Purchaser hereunder may not be assigned without the consent of another Person which has not been obtained on or before the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense (which shall be limited to reasonable expenses incidental to obtaining third-party consents), shall use its Best Efforts after the Closing to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the Purchased Assets in question so that Purchaser would not in effect acquire the benefit of such rights in all material respects, Seller, to the maximum extent permitted by Law, shall act after the Closing as Purchaser's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law, with Purchaser in any subcontracting or other reasonable arrangement designed to provide such benefits to Purchaser.

         2.4 Allocation of Purchase Price. The parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Purchased Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached as Exhibit 2.4.

             ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser as follows:

         3.1 Corporate Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         3.2 Corporate Power; Authorization; Enforceable Obligations. Seller has the corporate power, authority and legal right to execute, deliver and perform


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this Agreement. The execution, delivery and performance of this Agreement by
Seller has been duly authorized by all necessary corporate and shareholder action. This Agreement has been, and the other agreements, documents, instruments, exhibits, schedules or certificates required to be delivered under this Agreement shall be, duly executed and delivered on behalf of Seller by duly authorized officers of Seller, and this Agreement constitutes, and the other agreements, documents, instruments, exhibits, schedules or certificates required to be delivered under this Agreement when executed and delivered shall constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, or by general principles of equity.

         3.3 Conflict with Existing Laws, Agreements, etc. The execution, delivery and performance of this Agreement by Seller does not and shall not result in the creation of any Encumbrance upon or any option or right to purchase any of the Purchased Assets and shall not materially violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other Person: (a) to the Knowledge of Seller, under any existing Law; (b) under any judgment, order, writ, injunction, decree or award of any arbitrator or Governmental Body; (c) under the articles of incorporation or bylaws of Seller or any securities issued by Seller; or (d) under any mortgage or indenture, agreement, contract, commitment, lease, plan, authorization or permit issued by any Governmental Body, or other instrument or document to which Seller is a party, by which Seller may have rights or by which any of the Purchased Assets may be bound or affected.

         3.4 Accounts Receivable. Exhibit 3.4 (a) contains a complete and accurate list and the aging of the accounts receivable of the Business due under the Business Contracts as of June 9, 2004, and (b) will contain a complete and accurate list and aging of the accounts receivable of the Business due under the Business Contracts as of the Closing Date. Such accounts receivable represent valid obligations arising from sales actually made, services actually performed and other business transactions in the Ordinary Course of Business and Seller has not attempted to delay collection of such accounts receivable other than in the Ordinary Course of Business.

         3.5 No Material Adverse Effect. Since December 31, 2003, no event has occurred or condition has arisen that has had a Material Adverse Effect.

         3.6 Title to Certain Purchased Assets. At the Closing, Seller shall convey good title to all of the Purchased Assets free and clear of all Encumbrances.

         3.7 Compliance with Laws. To the Knowledge of Seller, Seller is in compliance with applicable Laws relating to the ownership of the Purchased Assets and the conduct of the Business as presently conducted.

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         3.8 Litigation. There is no suit, action, arbitration or other legal or administrative proceeding to which Seller is a party or, to Seller's Knowledge, threatened or under investigation or considered relating to the Purchased Assets or which questions or challenges the validity of this Agreement or the transactions contemplated hereby. Seller is not a party to any judgment, order, writ, injunction, decree or award of any court, arbitrator or Governmental Body which relates to the Purchased Assets or the transactions contemplated by this Agreement.

         3.9 Business Contracts. Exhibit 1.1.1 (a) sets forth a true, complete and correct list of all Business Contracts as of the date of this Agreement, which list reflects all of the customers of the Business as of the date hereof, and (b) will set forth a true, complete and correct list of all Business Contracts as of the Closing Date and will reflect all of the customers of the Business as of the Closing Date. The Business Contracts are valid and enforceable in accordance with their terms and are assignable by Seller to Purchaser, except as such enforceability may be limited by laws relating to creditors' rights and general equitable principles. Seller is not and, to the Knowledge of Seller, no other party to the Business Contracts is, in material default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein; and to the Knowledge of Seller, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. There are no outstanding and, to the Knowledge of Seller, no threatened disputes or disagreements with respect to any Business Contract. To the Knowledge of Seller, there are no plans by any other party to a Business Contract to terminate such Business Contract. Seller has made available to Purchaser true and complete copies of the written Business Contracts as currently in effect as well as true and complete copies of the accounts receivable invoices since January 1, 2002, with respect to such Business Contracts. Purchaser acknowledges that Seller makes no representation or warranty as to the number of customers of the Business that will continue with the Business after the Closing.

         3.10 Intellectual Property. Seller in the operation of the Business does not utilize any registered patent, registered trademark, registered service mark, registered copyright or software. To the Knowledge of Seller, Seller in the operation of the Business does not infringe upon or unlawfully or wrongfully use any registered patent, registered trademark, registered service mark, registered copyright or trade secret owned or claimed by another.

         3.11 Financial Condition of Seller. Seller is able to pay and perform its obligations relating to the Business prior to the Closing as they mature.

         3.12 No Misrepresentation or Omission. No representation or warrant by Seller in this Agreement, or in any exhibit, schedule, document, certificate, instrument or other agreement delivered or to be delivered by it pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a fact necessary in order to make the statements contained herein or therein not misleading.

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         3.13 Brokers. Seller has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

         3.14 Investment Intent. Seller is acquiring the Common Stock for investment for its own account and not with a view to the distribution of any part thereof. Seller acknowledges that the Common Stock to be delivered to Seller pursuant to Section 1.3 has not been registered under U.S. federal or any applicable state securities Laws or the Laws of any other jurisdiction and cannot be resold without registration under such Laws or an exemption therefrom. Seller further acknowledges that it has knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Common Stock, and that it can bear the economic risk of an investment in the Common Stock. Seller represents that it is aware that Hollywood Media is a reporting company under the Exchange Act and that it has had the opportunity to review reports and other filings with the SEC made by Hollywood Media and to ask questions of, and receive answers from, representatives of Hollywood Media and Purchaser regarding Seller's acquisition of the Common Stock.

         3.15 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR ANY OTHER ASPECT OF SELLER'S ASSETS, LIABILITIES OR OPERATIONS, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE BILL OF SALE OR THE ASSIGNMENT AND ASSUMPTION AGREEMENT TO BE DELIVERED BY SELLER, PURCHASER IS PURCHASING THE PURCHASED ASSETS ON AN "AS-IS, WHERE-IS" BASIS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY ASSETS OTHER THAN THE PURCHASED ASSETS, AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.

  ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PURCHASER AND HOLLYWOOD MEDIA

         4.1 Representations of Purchaser. Purchaser represents and warrants to Seller as follows:

             4.1.1 Corporate Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

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             4.1.2 Corporate Power; Authorization; Enforceable Obligations.
Purchaser has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary corporate action. This Agreement has been, and the other agreements, documents, instruments, exhibits, schedules or certificates required to be delivered by Purchaser under this Agreement shall be, duly executed and delivered on behalf of Purchaser by duly authorized officers of Purchaser, and this Agreement constitutes, and the other agreements, documents, instruments, exhibits, schedules or certificates required to be delivered under this Agreement when executed and delivered shall constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, or by general principles of equity.

             4.1.3 Conflict with Existing Laws, Agreements, etc. The execution, delivery and performance of this Agreement by Purchaser does not and shall not materially violate, conflict with or result in the breach of any material term, condition or provision of, or require the consent of any other Person: (a) to its Knowledge, under any existing Law; (b) under any judgment, order, writ, injunction, decree or award of any arbitrator or Governmental Body; (c) the articles of incorporation or bylaws of Purchaser or any securities issued by Purchaser; or (d) under any mortgage, indenture, agreement, contract, commitment, lease, plan or authorization or permit issued by any Governmental Body or other instrument or document to which Purchaser is a party or by which Purchaser may have rights.

             4.1.4 Brokers. Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

         4.2 Representations of Hollywood Media. Hollywood Media represents to Seller as follows:

             4.2.1 Corporate Existence. Hollywood Media is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

             4.2.2 Corporate Power; Authorization; Enforceable Obligations. Hollywood Media has the corporate power, authority and legal right to execute, deliver and perform this Agreement to the extent of its obligations hereunder. The execution and delivery of this Agreement by Hollywood Media and performance of its obligations hereunder have been duly authorized by all necessary corporate action. This Agreement has been, and the other certificates required to be delivered under this Agreement shall be, duly executed and delivered on behalf of Hollywood Media by duly authorized officers of Hollywood Media, and


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this Agreement constitutes, and the other certificates required to be delivered by Hollywood Media under this Agreement when executed and delivered shall constitute, the legal, valid and binding obligations of Hollywood Media, enforceable against Hollywood Media in accordance with their respective terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, or by general principles of equity.

             4.2.3 Issuance of the Common Stock. Subject to receipt of the consideration therefor, the Common Stock issued to Seller at the Closing shall be duly and validly issued, fully paid and non-assessable and issued free of all preemptive rights and Encumbrances.

                     ARTICLE V - COVENANTS PENDING CLOSING

         5.1 Operation of the Business. Seller covenants and agrees that, pending the Closing, and except as otherwise agreed to in writing by Purchaser and except in connection with the matters contemplated by this Agreement, the Business shall be conducted in the Ordinary Course of Business. In particular, Seller agrees that it shall not modify the pricing for services provided to customers in the Business in any manner without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed.

         5.2 Notice of Developments. Seller shall promptly notify Purchaser of any development that, to Seller's Knowledge, causes a breach of its representations and warranties contained in Article III. Unless Purchaser has the right to terminate this Agreement pursuant to Section 10.1 by reason of the development and exercises that right within the period of ten Business Days referred to in Section 10.1.2(b), the written notice pursuant to this Section
5.2 shall be deemed to have qualified the representations and warranties contained in Article III, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

         5.3 Satisfaction of Conditions. Seller and Purchaser shall cooperate with one another and use their Best Efforts to cause all of the conditions to the obligations of each other under this Agreement to be satisfied on or prior to the Closing Date.

         5.4 Access. Upon forty-eight (48) hours prior written notice from Purchaser to Seller, Seller shall give to Purchaser and its Representatives access to and the right to inspect, during normal business hours, all of the Purchased Assets, provided that such inspection shall not unreasonably interfere with Seller's operation of the Business. Seller shall take all reasonable steps necessary to cooperate with Purchaser in conducting this inspection. In no event shall Purchaser communicate with any employee, customer or supplier of the Business without the prior written consent of Seller.

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         5.5 Public Announcements. Any public announcements or similar publicity with respect to this Agreement or the transactions contemplated herein shall only be made at such time and in such manner as the parties hereto shall reasonably agree in writing.

         5.6 Third-Party Consents. Seller, at its expense (which shall be limited to reasonable expenses incidental to obtaining third-party consents), shall use Best Efforts to acquire all third-party consents necessary to transfer to Purchaser all of Seller's right, title and interest in the contracts and agreements to be assumed by Purchaser as of the Closing Date.

          ARTICLE VI - CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

         The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction prior to or at the Closing of each of the following conditions, any of which may be waived by Purchaser, in whole or in part:

         6.1 Representations and Warranties. The representations and warranties of Seller contained in Article III of this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date.

         6.2 Performance. Seller shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

         6.3 Officer's Certificate. Seller shall have delivered to Purchaser a certificate signed by an officer of Seller, dated the Closing Date, as to the matters set forth in Sections 6.1 and 6.2.

         6.4 No Proceedings. No action, suit or proceeding shall be pending or threatened before any Governmental Body that would prevent, delay, make illegal or otherwise interfere with any of the transactions contemplated by this Agreement.

         6.5 Employment of Jack Gordon. Jack Gordon shall have entered into an employment agreement in form and substance satisfactory to Purchaser in its sole discretion. . 6.6 Closing Deliveries. Seller shall have completed its closing deliveries as set forth in Section 2.2.1 hereof.

           ARTICLE VII - CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

         The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction prior to or at the Closing of each of the following conditions, any of which may be waived by Seller, in whole or in part:

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         7.1 Representations and Warranties. The representations and warranties of Purchaser contained in Article IV of this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date.

         7.2 Performance. Purchaser shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date.

         7.3 Officer's Certificate. Purchaser shall have delivered to Seller a certificate signed by an officer of Purchaser, dated the Closing Date, as to the matters set forth in Sections 7.1 and 7.2.

         7.4 Transactions Involving Jack Gordon. Seller shall have reached an agreement with Jacob J. Gordon with respect to the termination of Gordon's relationship with Seller to the satisfaction of Seller.

         7.5 No Proceedings. No action, suit or proceeding shall be pending or threatened before any Governmental Body that would prevent, delay, make illegal or otherwise interfere with any of the transactions contemplated by this Agreement.

         7.6 Closing Deliveries. Purchaser shall have completed its closing deliveries as set forth in Section 2.2.2 hereof.

                         ARTICLE VIII - INDEMNIFICATION

         8.1 Indemnification Given By Seller. Seller and its successors and permitted assigns, subject to the limitations set forth in this Article VIII, shall indemnify Purchaser and its successors and permitted assigns from and against any and all losses, claims, liabilities, actions, suits, proceedings, fines, expenses, penalties and damages including reasonable legal fees and costs, whether or not involving a third-party claim (collectively, "Losses") arising from or in connection with:

             8.1.1 Any breach of any representation or warranty made by Seller in Article III of this Agreement;

             8.1.2 Any breach of any covenant or obligation of Seller in this Agreement; and

             8.1.3 The performance or non-performance by Seller under any of the Business Contracts or the provision by Seller of any service or sale of any product relating to the Business, in either case at any time prior to the Closing Date.

         8.2 Indemnification Given by Purchaser. Purchaser and its successors and permitted assigns, subject to the limitations set forth in this Article

VIII, shall indemnify Seller and its successors and permitted assigns from and against any and all Losses arising from or in connection with:

             8.2.1 Any breach of any representation or warranty made by Purchaser or Hollywood Media in Article IV this Agreement;

             8.2.2 Any breach of any covenant or obligation of Purchaser or Hollywood Media in this Agreement;

             8.2.3 The performance or non-performance by Purchaser under any of the Business Contracts or the provision by Purchaser of any service or sale of any product relating to the Business, in either case at any time on or after the Closing Date;

             8.2.4 Any assessment, claim or other liability (including interest and penalties) for Taxes assessed against the Purchased Assets or relating to the operation of the Business in any jurisdiction, in either case for any period commencing on or after the Closing Date; and

             8.2.5 Any failure of Purchaser to pay or perform any of the Assumed Liabilities from and after the Closing Date.

         8.3 Satisfaction of Indemnification Claims Against Seller. All claims for indemnification against Seller and its successors and permitted assigns shall be satisfied solely by the return of shares of the Common Stock delivered to Seller pursuant to Section 1.3 and not by cash payment; provided, however, that to the extent that any such claim cannot be satisfied by release of Escrowed Shares as provided in the Escrow Agreement and then all or any portion of such Common Stock still held by Seller and not subject to any lien, pledge or encumbrance in favor of any third party, then Purchaser shall be entitled to payment in cash from Seller in respect of such claim. The value of the Common Stock to be returned in connection with the satisfaction of any such claim for indemnification shall be determined based on the Per Share Price as of the date on which the indemnification claim is satisfied. Notwithstanding any cash payment required pursuant to this Section, the maximum aggregate liability of Seller and its successors and permitted assigns for indemnification pursuant to this Article VIII shall be limited to the aggregate value of the Common Stock as of the date on which the indemnification claim is satisfied. Seller shall have no liability (for indemnification or otherwise) with respect to Section 8.1 until the total monetary value of all Losses with respect to such matters exceeds $30,000 and thereafter Seller shall be liable for the full amount of such Losses back to the first dollar, subject to the limit on the maximum aggregate amount of Seller's liability as provided in this Section 8.3.

         8.4 Satisfaction of Indemnification Claims Against Purchaser. All claims for indemnification against Purchaser and its successors and permitted assigns shall be satisfied by cash payment or by the delivery of additional shares of Common Stock, determined as provided in Section 8.3 above, at Purchaser's sole discretion. The maximum aggregate liability of Purchaser and its successors and permitted assigns for indemnification pursuant to this
Article VIII shall be limited to the aggregate value of the Common Stock as of the date on which the indemnification claim is satisfied, determined based on the Per Share Price as of the date on which the indemnification claim is satisfied. Purchaser shall have no liability (for indemnification or otherwise) with respect to Section 8.2 until the total monetary value of all Losses with respect to such matters exceeds $30,000 and thereafter Purchaser shall be liable for the full amount of such Losses back to the first dollar, subject to the limit on the maximum aggregate amount of Purchaser's liability as provided in this Section 8.4.

         8.5 Survival. All representations, warranties and covenants made in this Agreement shall survive, and shall not be extinguished by, the Closing; provided, however, no party shall be entitled to indemnification or payment from the other party pursuant to this Article VIII, unless the Indemnified Party (as defined below) shall have provided the Indemnifying Party (as defined below) with notice of its claim to indemnification pursuant to Section 8.7 or 8.8 (as applicable) within one (1) year after the Closing Date.

         8.6 Limitations on Losses. Anything in this Agreement or otherwise to the contrary notwithstanding:

             8.6.1 No party shall be entitled to indemnification for the amount of any Losses in excess of the amount of such Losses which would have been incurred, but for the failure of such party to take reasonable action to mitigate such Losses upon becoming aware of any claim.

             8.6.2 No party shall be entitled to indemnification for the amount of any Losses in excess of the amount of such Losses which would have been incurred, but for: (a) the unlawful conduct of such party; or (b) the breach or default by such party of any representation, warranty, covenant, obligation or agreement under this Agreement.

             8.6.3 In determining the amount of any claim for which an Indemnified Party is entitled to indemnification pursuant to this Article VIII, the parties shall make appropriate adjustments for tax benefits.

             8.6.4 No party shall be entitled to indemnification under this Agreement for any incidental, indirect, special, collateral, consequential, exemplary or punitive damages.

             8.6.5 All indemnification payments under this Article VIII shall be deemed adjustments to the Purchase Price.

         8.7 Procedure for Indemnification - Defense of Third-Party Claims. If any third party shall notify a party hereto (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other party hereto (the "Indemnifying Party") under this Article VIII, then the Indemnified Party shall promptly (an in any event within five Business Days) after receiving notice of the Third Party Claim notify the Indemnifying Party thereof in writing describing in reasonable detail the facts constituting the basis for the Third Party Claim; provided, however, that the failure of the Indemnified Party to so notify the Indemnifying Party of such Third Party Claim shall not affect the Indemnified Party's right to indemnification hereunder, except to the extent that (a) the resolution of such claim is materially prejudiced by the Indemnified Party's failure to give such notice in such a timely fashion or (b) the Indemnifying Party is required to pay a materially greater amount or accrue material additional expenses with respect to such claim. The Indemnifying Party shall have the right at any time to participate in the defense of any Third Party Claim and, to the extent it wishes, to assume and thereafter conduct the defense of any Third Party Claim using legal counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld). Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in this Section 8.7, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate. In no event shall the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld). If the Indemnifying Party assumes the defense of the Third Party Claim the Indemnified Party agrees, if requested by the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting the Third Party Claim, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person. After assumption of the defense by the Indemnifying Party, the Indemnified Party shall have the right to employ its own counsel in such matter, but the fees and expenses of the Indemnified Party's counsel shall be at the Indemnified Party's expense. Purchaser and Seller consent to the non-exclusive jurisdiction of any court in which a proceeding is brought against the other party by a third party for purposes of any claim that Purchaser or Seller may have under this Agreement with respect to such proceeding or the matters alleged therein. Purchaser and Seller agree that process may be served on them with respect to such a claim anywhere in the world.

         8.8 Procedure for Indemnification - Other Claims. A claim for indemnification for any matter not involving a Third Party Claim shall be asserted by the Indemnified Party by notice to the Indemnifying Party in writing, promptly and in any case within twenty Business Days, after discovery of the facts supporting the claim; provided, however, that the failure of the Indemnified Party to promptly notify the other or to give notice of a claim within such twenty-Business-Day period shall not affect the Indemnified Party's right to indemnification hereunder, except to the extent that (a) the resolution of such claim is materially prejudiced by the Indemnified Party's failure to give such notice in such a timely fashion or (b) the Indemnifying Party is required to pay a materially greater amount or accrue material additional expenses with respect to such claim. Such notice shall describe the facts constituting the basis for the claim of indemnification in reasonable detail.

         8.9 Escrow; Right of Setoff. Upon notice to Seller specifying in reasonable detail the basis for such setoff, Purchaser may give notice of a claim in such amount under the Escrow Agreement. Neither giving nor failing to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to Purchaser.

         8.10 Exclusive Remedy. PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT THE FOREGOING INDEMNIFICATION PROVISIONS IN THIS ARTICLE VIII SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF PURCHASER AND SELLER FOR ANY BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR OBLIGATION CONTAINED IN THIS AGREEMENT; PROVIDED, HOWEVER, THAT NOTHING CONTAINED IN THIS SECTION SHALL BE INTERPRETED TO IN ANY WAY LIMIT THE SEPARATE REMEDIES SET FORTH IN THE SERVICE AGREEMENT OR THE NON-COMPETITION AGREEMENT. TO THE FULLEST EXTENT PERMITTED BY LAW, ALL OTHER RIGHTS AND REMEDIES OF THE PARTIES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT ARE HEREBY WAIVED AND RELEASED.

                       ARTICLE IX - POST-CLOSING MATTERS

         9.1 Discharge of Business Obligations. From and after the Closing Date, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities it has incurred prior to the Closing Date in respect of the Business to the extent not assumed by Purchaser hereunder as part of the Assumed Liabilities.

         9.2 Value of the Common Stock. If on the one-year anniversary of the Closing Date (the "Trigger Date"), the aggregate value of the Common Stock delivered to Seller pursuant to Section 1.3 shall be less than $300,000 (determined using the Per Share Price as of the Trigger Date) then Purchaser shall, within five Business Days of the Trigger Date, pay to Seller the difference between the aggregate value of the Common Stock as of the Trigger Date and $300,000 by cashier's check or wire transfer in immediately available funds to the account specified by Seller. Notwithstanding the foregoing, if at any time prior to the Trigger Date the Common Stock is of a class which is not then listed or admitted to trading on any national securities exchange or traded in the over-the-counter market as reported by NASDAQ Stock Market, Inc., or a successor of NASDAQ Stock Market, Inc., then Purchaser shall immediately pay the sum of $300,000 to Seller by cashier's check or wire transfer in immediately available funds to the account specified by Seller and upon receipt thereof Seller shall return the certificates representing the Common Stock.

         9.3 Compliance with Rule 144. With a view to making available to Seller the benefits of certain rules and regulations of the SEC which may permit the sale of Common Stock to the public without registration, Hollywood Media agrees to use its Best Efforts from and after the date of this Agreement to:

             9.3.1 Make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act, as such rule may be amended from time to time ("Rule 144");

             9.3.2 File with the SEC, in a timely manner, all reports and other documents required of Purchaser under the Exchange Act;

             9.3.3 So long as Seller owns any of the Common Stock delivered to Seller pursuant to this Agreement, furnish to Seller forthwith upon request a written statement by Purchaser as to its compliance with the reporting requirements of the Exchange Act; and 9.3.4 Cooperate with Seller's reasonable requests in its attempts to dispose of the Common Stock upon satisfaction of the applicable holding periods under Rule 144.

         9.4 Payments Received. Seller and Purchaser each agree that after the Closing they shall hold and shall promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their Best Efforts not to convert such checks into cash), or other property that they may receive which properly belongs to the other party.

                            ARTICLE X - TERMINATION

        10.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time prior to the Closing only as follows:

             10.1.1 by mutual written consent of Seller and Purchaser;

             10.1.2 by Purchaser: (a) if Seller has breached any material representation, warranty or covenant contained in this Agreement in any material respect and has not cured the same within 30 days after Purchaser notifies Seller of the breach; (b) if Seller has, within the previous ten Business Days, given Purchaser any notice pursuant to Section 5.2 and the development that is the subject of such notice has had a Material Adverse Effect; or (c) if any of the conditions precedent set forth in Article VI hereof have become incapable of being met through no fault of Purchaser;

             10.1.3 by Seller: (a) if Purchaser has breached any material representation, warranty or covenant contained in this Agreement in any material respect and has not cured the same within 30 days after Seller notifies Purchaser of the breach; or (b) if any of the conditions precedent set forth in
Article VII hereof have become incapable of being met through no fault of Seller; or

             10.1.4 by any party not in material breach of this Agreement if the Closing has not occurred by June 30, 2004.

In the event of the termination of this Agreement pursuant to the provisions of this Section 10.1, this Agreement shall become void and shall be of no further force and effect, without any liability on the part of any of the parties in respect of this Agreement. Provided, however, if such termination was the result of the representations and warranties of a party being materially incorrect when made or the material breach by such party of a covenant hereunder, the party whose representations and warranties were incorrect or who breached such covenant shall be liable to the other party for all out-of-pocket costs and expenses of the other party in connection with the preparation, negotiation, execution and performance of this Agreement (including reasonable legal fees), in addition to all rights and remedies to which such non-defaulting party may otherwise be entitled.

                        ARTICLE XI - CERTAIN DEFINITIONS

         For purposes of this Agreement, the following terms (whether plural or singular) have the meanings specified in this Article XII:

         "Affiliate" - with respect to a Person, any other Person controlled by, under common control with or controlling such Person.

         "Best Efforts" - the efforts that a reasonable Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible without incurring unreasonable expenses.

         "Business Day" - any day other than a Saturday, Sunday or other day on which commercial banks in the States of Florida or Michigan are authorized or required by Law to close.

         "Encumbrance" - any lien, option, pledge, security interest, right of first refusal or other ownership interest of any kind.

         "Exchange Act" - the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "GAAP" - generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

         "Governmental Body" - any:

             (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

             (b) federal, state, local, municipal, foreign, or other government;

             (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

             (d) multi-national organization or body; or

             (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is either (a) actually aware of such fact or other matter on the date of this Agreement or becomes actually aware of such fact or matter after the date of this Agreement and prior to the Closing, or (b) could be reasonably expected to discover or otherwise become aware of such fact or other matter in the course of conducting a commercially reasonable investigation regarding the existence of such fact or other matter. With respect to Seller, Seller will be deemed to have "Knowledge" of a particular fact or other matter only if any one or more of Mark J. Bennett, Andrew Frazier or Brian McCarter has Knowledge of such fact or other matter.

         "Laws" - any law, statute, treaty, ordinance or governmental or regulatory rule or regulation, whether federal, state, local, municipal, foreign or multinational.

         "Material Adverse Effect" - shall mean an individual or cumulative material adverse change in, or material adverse effect upon, the Purchased Assets or the financial condition of the Business as presently conducted which would materially impair the value of the Purchased Assets; provided, however, that any change, effect or impact on the condition of the Business or the Purchased Assets as a result of (i) any change in the general economy of any jurisdiction or in any of the industries that the Business serves, (ii) any change in any Law or adoption of any new Law (including any change in any interpretation thereof), or (iii) the pendency of the transactions contemplated herein or the announcement thereof, shall in no event constitute a Material Adverse Effect.

         "Ordinary Course of Business" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

             (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

             (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

             (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "Person" - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "Per Share Price" - the average of the last transaction prices for the 15 trading days immediately prior to the date of determination for a share of Common Stock on a national securities exchange or the NASDAQ National Market System on which the Common Stock is then principally trading, or, in case a sale does not take place on a trading day during such 15-trading-day period, the average of the last reported representative bid and asked prices quoted by such national securities exchange or the NASDAQ National Market System on which the Common Stock is then principally trading.

         "Representatives" - a party's directors, officers, employees, shareholders, advisors and agents.

         "SEC" - the Securities and Exchange Commission.

         "Securities Act" - the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Taxes" - any taxes (including income taxes, capital gains taxes, value-added taxes, sales taxes, property taxes or transfer taxes), levy, assessment, tariff, duty, deficiency or other fee and any related charge or amount (including any fine, penalty or interest) imposed, assessed or collected by or under the authority of any Governmental Body.

                        ARTICLE XII - GENERAL PROVISIONS

        12.1 Construction. The headings of Articles and Sections of this Agreement are inserted for convenience only and shall not affect the construction or interpretation of this Agreement. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever in this Agreement "or" is used, it is used in the inclusive sense of "and/or." As used in this Agreement, the word "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term. This Agreement and the Exhibits and other documents delivered pursuant to this Agreement are being entered into by and among competent and sophisticated parties who are experienced in business matters and represented by counsel and other advisors, and have been reviewed by the parties and their counsel and other advisors. Therefore, any ambiguous language in this Agreement or any agreements, documents, instruments, schedules, exhibits and certificates delivered pursuant hereto will not be construed against any particular party as the drafter of the language. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        12.2 Expenses. Except to the extent otherwise provided in this Agreement, Seller and Purchaser shall each pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby including fees and expenses of its own financial consultants, accountants and counsel.

        12.3 Notices. All notices, consents, waivers and other communication under this Agreement must be in writing and shall be deemed given to a party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, or (c) received or rejected by the addressee if sent certified mail, return receipt requested, in each case to the following address or facsimile number and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

             If to Seller:         Merchant Internet Group, Inc.
                                   301 West Fourth Street, Suite 140
                                   Royal Oak, MI 48067
                                   Attention:        Mark J. Bennett, President
                                   Facsimile:        248-581-0700
             with a copy to:       Miller, Canfield, Paddock and Stone, P.L.C.
                                   101 N. Main Street, 7th Floor
                                   Ann Arbor, MI 48104
                                   Attention:        David N. Parsigian
                                   Facsimile:        734-747-7147

             If to Purchaser:      Showtimes.com, Inc.
                                   63 Copps Hill Road
                                   Ridgefield, CT 06877
                                   Attention: Brett West, President
                                   Facsimile:        203-894-8838


             with copies to:       Showtimes.com, Inc.
                                   2255 Glades Road, Suite 221A
                                   Boca Raton, FL 33431
                                   Attention: Scott A. Gomez,
                                   V.P. of Finance and Accounting
                                   Facsimile:        561-998-2974

                                   Broad and Cassel
                                   7777 Glades Road, Suite 300
                                   Boca Raton, FL 33434
                                   Attention: Nina S. Gordon, P.A.
                                   Facsimile: 561-218-8978

        12.4 Benefit and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors, permitted assigns, heirs and legal representatives. Neither Seller nor Purchaser shall assign or attempt to assign this Agreement without the prior written consent of the other party. Neither this Agreement nor any provisions hereof is intended to, or shall, create any rights in or confer any benefits to any Person other than the parties hereto.

        12.5 Entire Agreement. Except for the Confidentiality Agreement between Seller and Purchaser dated April 9, 2004, this Agreement supersedes all prior agreements and communication between the parties with respect to its subject matter (including the term sheet from Hollywood Media to Seller dated April 22, 2004) and constitutes (along with the Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by the party to be charged with the amendment

        12.6 Further Assurances. Subject to the terms and conditions of this Agreement and at no material cost to Seller, at any time and from time to time after the Closing, at Purchaser's reasonable request, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser the Purchased Assets. Subject to the terms and conditions of this Agreement and at no material cost to Purchaser, at any time and from time to time after the Closing, at Seller's reasonable request, Purchaser shall execute and deliver to Seller such other instruments of assumption as Seller may reasonably deem necessary or desirable in order to more effectively give effect to Purchaser's assumption of the Assumed Liabilities.

        12.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law: (a) no waiver that may be given by a party shall be applicable except in the specific instance for which it is given; and (b) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

        12.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

        12.9 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York without regard to conflict of laws principles that would require the application of any other law.

        12.10 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

                            [Signature page follows.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


PURCHASER:                                         SELLER:
SHOWTIMES.COM, INC.                                MERCHANT INTERNET GROUP, INC.

By:  /s/ Brett West                                By: /s/ Mark J. Bennett
     ------------------------------------              -------------------------
         Brett West                                        Mark J. Bennett
         Its President                                     Its President



AS TO SECTIONS 1.3, 4.2 AND 9.3 ONLY:

HOLLYWOOD MEDIA:

HOLLYWOOD MEDIA CORP.

By: /s/ Mitchell Rubenstein
   ---------------------------------------
Name:   Mitchell Rubenstein
Title:  Chief Executive Officer